Consolidated Interim Financial Statements

(Expressed in Canadian dollars)

LINGO MEDIA INC.

June 30, 2007 and 2006

(Unaudited)

The Consolidated Interim Balance Sheet of Lingo Media Inc. (the "Company or Lingo Media") as at June 30, 2007 and the Consolidated Interim Statements of Operations, Deficits and Cash Flows for the six months then ended have not been reviewed by the Company’s auditors. These financial statements are the responsibility of the management and have been reviewed and approved by the Company’s Audit Committee.

LINGO MEDIA INC.

June 30, 2007 and 2006

(Expressed in Canadian dollars)

(Unaudited)

CONTENTS

Consolidated Interim Balance Sheets

Consolidated Interim Statements of Deficit

Consolidated Interim Statements of Operations

Consolidated Interim Statements of Cash Flows

Notes to Consolidated Interim Financial Statements

LINGO MEDIA INC.

Consolidated Interim Balance Sheets

(Expressed in Canadian dollars)

(Unaudited)

	June 30 2007	December 31 2006

Assets

Current assets:
Cash	$ -	$ 73,169
Short term investment	150,000	150,000
Accounts and grants receivable (note 2)	416,672	304,924
Inventory	125,934	154,276
Prepaid and sundry assets	151,915	130,573
	844,521	812,942

Investment and advances (note 3)	182,520	182,520
Deferred costs (note 3)	157,419	157,419
Property and equipment, net	69,531	77,304
Development costs, net	349,137	343,308
Future Income Taxes	189,534	189,534
Goodwill	1,121,131	1,121,131
	$ 2,724,260	$ 2,884,158

Liabilities and Shareholders' Equity

Current liabilities:
Bank Indebtness	$ 45,107	$ -
Bank loans (note 4)	470,000	485,000
Accounts payable	689,621	526,491
Accrued liabilities	64,281	148,578
Unearned revenue	177,778	-
	1,269,009	1,160,069

Loans payable (note 5)	594,291	347,541

Shareholders' equity:
Capital stock (note 6(a))	5,033,656	5,028,656
Contributed surplus	383,776	325,293
Deficit	(4,366,938)	(3,977,401)
	1,050,494	1,376,548

	$ 2,724,260	$ 2,884,158

See accompanying notes to consolidated interim financial statements.

Approved on behalf of the Board:

"Michael Kraft"	Director
“Khurram Qureshi”	Director

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian dollars)

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006

Deficit, beginning of the period	$ (4,287,222)	$ (3,538,117)	$ (3,977,402)	$(3,228,477)

Net loss for period	(79,716)	(211,887)	(389,536)	(521,527)

Deficit, end of the period	$ (4,366,938)	$ (3,750,004)	$ (4,366,938)	$(3,750,004)

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Expressed in Canadian dollars)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006

Revenue	$ 925,978	$ 283,871	$ 1,593,511	$ 286,268
Direct costs	180,080	36,870	319,801	38,105
Margin	745,898	417,932	1,273,710	248,163

Expenses:
Selling, general and administrative	696,692	273,344	1,467,011	452,273
Amortization	21,868	67,684	42,587	133,952
Interest and other financial expenses	27,939	14,579	57,379	17,860
Stock-based compensation 41,329	62,325	58,483	124,649	-
	787,828	417,932	1,625,460	728,734

Loss before income taxes and other taxes	(41,930)	(170,931)	(351,750)	(480,571)

Income taxes and other taxes	37,786	40,956	37,786	40,956

Net loss for the period	$ (79,716)	$ (211,887)	$ (389,536)	$ (521,527)

Loss per share	$ (0.00)	$ (0.01)	$ (0.01)	$ (0.02)

Weighted average number of common shares outstanding	30,741,348	26,070,589	30,741,348	26,070,589

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Expressed in Canadian dollars)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006

Cash flows provided by (used in):
Operations:
Net loss for the period:	$ (79,716)	$ (211,887)	$ (389,536)	$ (521,527)
Items not affecting cash
Amortization of property and equipment	3,817	2,559	7,937	4,960
Amortization of development costs	16,598	47,458	33,196	93,657
Amortization of acquired publishing content	-	17,667	-	35,335
Stock based compensation 41,329	62,325	58,483	124,649	-
Change in non-cash balances related to operations:
Accounts and grants receivable	(164,868)	12,884	(111,913)	(32,324)
Inventory	46,697	324	28,342	964
Prepaid and sundry assets	33,866	46,278	(21,343)	56,747
Account payable	109,876	41,380	163,130	124,435
Accrued liabilities	(27,048)	(3,614)	(84,297)	(26,267)
Unearned revenue	(177,778)	(123,000)	-	-
Cash used by operating activities:	(197,227)	(107,628)	(316,001)	(139,371)

Financing:
Increase (decrease) in bank loan	(15,000)	(15,000)	(15,000)	5,000
Increase in loans payable	199,520	167,701	246,750	118,764
Issuance of capital stock	-	51,200	5,000	54,145
Cash provided by financing activities	184,520	203,901	236,750	177,909

Investing:
Purchase of property and equipment	-	(4,735)	-	(6,443)
Development costs	-	(40,298)	-	(94,794)
Deferred costs	(15,698)	(15,620)	(39,025)	(31,239)
Cash (used in) investing activities	(15,698)	(60,653)	(39,025)	(132,476)

Increase (decrease) in cash	(28,405)	35,620	(118,275)	(93,938)
(Bank indebtness) cash, beginning of period	(16,701)	14,779	73,169	144,337
(Bank indebtness) cash, end of period	$ (45,106)	$ 50,399	$ (45,106)	$ 50,399

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

June 30, 2007 and 2006

Lingo Media Inc. develops, publishes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China.  In addition, through its subsidiary, A+ Child Development (Canada) Ltd. (“A+”), the Company specializes in early childhood cognitive development programs, through the publishing and distribution of educational materials along with its proprietary curriculum through its four offices in Calgary, Edmonton, Vancouver and Toronto.

1.    Significant accounting policies:

(a)

Basis of presentation:

The disclosures contained in these unaudited interim consolidated financial statements do not include all the requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2006.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of June 30, 2007 and the results of operations and cash flows for the six months ended June 30, 2007 and 2006.

2.       Accounts and grants receivable:

    Accounts and grants receivable consist of:

	June 30, 2007	December 31, 2006
Trade receivables	$ 350,384	$ 285,141
Grants receivable	66,288	19,783
	$ 416,672	$ 304,924

3.   Deferred costs, investment and advances:

In June 2005, the Company signed a definitive Joint Venture Agreement (“JV Agreement”) with Sanlong Cultural Communication Co. Ltd. (“Sanlong”). The joint venture company will be known as Hebei Jintu Education Book Co. Ltd. (“Jintu”).  Jintu will continue Sanlong’s recently launched direct-to-consumer business of distributing educational newspapers and product extensions located in Shijiazhuang, Hebei Province, China. Under the JV Agreement, Lingo Media will invest approximately $365,000 (¥2,550,000 RMB) for its 51% share of Jintu. The closing is subject to government approval in China.

Pursuant to the June 2005 agreement, as at June 30, 2007 the Company advanced funds for working capital to Sanlong through a trust of $182,520, included in investment and advances, with a view to establishing Jintu and incurred $157,419 in expenditures, included in deferred costs,  related to pre-operating costs.  Upon commencement of the joint venture, the investment and advances will be converted into Lingo Media’s share of registered capital of the joint venture and these advances and investment is non refundable.

4.      Bank loans:

Loans payable consist of the following:

	June 30, 2007	December 31, 2006

Line of credit of $100,000 bearing interest at prime plus 2.5% per annum, due on demand and secured by the Company’s accounts receivable from customers in China, which in turn are secured by the Export Development Corporation.

	$ 100,000	$ 135,000

Revolving line of credit of $500,000 bearing interest at prime plus 2% per annum and secured by a $150,000 GIC, bearing interest at 3.2% maturing December 7, 2007, and a charge on all assets of A+ including inventory and accounts receivables.	370,000	350,000
	$ 470,000	$ 485,000

The terms of the operating loans require that certain measurable covenants be met.  As at June 30, 2007, the Company was in violation of certain covenants.  As the operating loans are currently presented as a current liability no additional adjustment is required.

5.      Loans payable:

Loans payable consist of the following:

	June 30, 2007	December 31, 2006
Loan payable is interest bearing at 12% per annum, secured by a general security agreement and is due on August 31, 2008	$ 168,154	$ 7,541
Loan payable, due to a shareholder, is interest bearing at 12% per annum and is due on August 31, 2008	85,838	-
Loan payable, due to a non-related party, is interest bearing at 12% per annum payable monthly and is secured by a general security agreement and is due on August 31, 2008	340,299	340,000
	594,291	347,541
Less: Current portion	-	-
	$ 594,291	$ 347,541

6.       Capital stock:

(a)

Issued

	Common shares
	Number	Amount
Balance, January 1, 2007	32,578,170	$ 5,028,656
Issued: Option exercised	50,000	5,000
Balance, June 30, 2007	32,628,170	$ 5,033,656

(b)

Options

	Weighted Number of Options	Average Exercise Price
Outstanding, January 1, 2007	1,929,437	$ 0.19
Exercised	(50,000)	0.10
Issued	2,450,000	0.11
Cancelled	(8,334)	0.175
Outstanding, June 30, 2007	4,321,103	$ 0.14
Options exercisable, June 30, 2007	2,128,933	$ 0.18

7.    Government grants:

Included as a reduction of general and administrative expenses are government grants of $61,067 (2006 – $76,441), relating to the Company's publishing projects in China and Canada.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

8.

Segmented information:

The Company operates two distinct reportable business segments as follows:

English Language Learning: The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China.

Early Childhood Development: The Company specializes in early childhood cognitive development programs, through the publishing and distribution of educational materials along with its proprietary curriculum through its four offices in Calgary, Edmonton, Vancouver and Toronto.

Six Months ended June 30, 2007:

	English Language Learning	Early Childhood Development	Total
Revenue	$ 261,182	$ 1,332,329	$ 1,593,511
Cost of Sales	37,665	282,136	319,801
Margin	$ 223,517	$ 1,050,193	$ 527,960

Six Months ended June 30, 2006:

	English Language Learning	Early Childhood Development	Total
Revenue	$ 286,268	-	$ 286,268
Cost of Sales	38,105	-	38,105
Margin	$ 248,163	-	$ 248,163

The Company's revenue for the six months ended June 30th by geographic region based on the region in which the customers are located is as follows:

	June 30, 2007	June 30,2006
Canada	$ 1,332,916	$ 3,841
China	260,595	282,427
	$ 1,593,511	$ 286,268

The majority of the Company’s identifiable assets are located as follows:

	June 30, 2007	December 31, 2006
Canada	$ 2,514,740	$ 2,701,638
China	182,520	182,520
	$ 2,724,260	$ 2,884,158

9.  Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with the United States generally accepted accounting principles.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

	June 30, 2007	June 30, 2006
Loss for the period - Canadian GAAP	$ (389,536)	$ (521,527)
Impact of United States GAAP and adjustments:
Amortization of development costs (a)	16,598	93,657
Deferred costs (d)	-	(31,329)
Loss for the period - United States GAAP	$ (372,938)	$ (459,199)

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

	June 30, 2007	December 31, 2006
Shareholders' equity - Canadian GAAP	$ 1,050,494	$ 1,376,548
Development costs	(153,846)	(121,005)
Compensation expense	(243,250)	(243,250)
Deferred costs	(157,419)	(157,419)
Shareholders' equity - United States GAAP	$ 495,979	$ 963,774